Exhibit 4.3

Amended and Restated

Royal Bank of Canada

Employee Deferred Advantage Plan

And Prospectus

The date of this document is January 1, 2016

This document constitutes part of

a prospectus covering securities

that have been registered under

The Securities Act of 1933

RBC U.S.A. Holdco. Corporation

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TABLE OF CONTENTS

(continued)

Page

SECTION 9 AMENDMENT OR TERMINATION	16
9.1 Amendments to and Termination of Plan	16
9.2 Merger	16
9.3 Applicability to Successors	16

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SECTION 1

INTRODUCTION

1.1 General Nature and Purpose of the Plan.

(a) Nature and Purpose. The Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”) is a nonqualified deferred compensation plan under which certain key employees of the Royal Bank of Canada (the “Company”) and its Participating Subsidiaries (collectively, the “Employers”) may defer receipt of a portion of their compensation until specified distribution dates.

(b) Company U.S. Deferred Compensation Plan History. This Plan is a plan that is wholly separate from the US Wealth Accumulation Plan, and benefits under this Plan are separate from and unrelated to any benefits provided under the US Wealth Accumulation Plan. Further, distribution elections for, timing of, and triggering events for contributions made under this Plan are governed by this Plan, not the US Wealth Accumulation Plan.

(c) Purposes of the Plan. The purposes of this Plan are to (i) allow key employees to defer taxation of a portion of their income, (ii) induce key employees to increase performance to assist the Company in reaching its goal of increased profitability, and (iii) attract and retain key employees.

(d) Applicability of ERISA. The Plan is not intended to be a tax-qualified plan under Code Section 401 or an “employee pension benefit plan” as defined by the Employee Retirement Income Security Act of 1974, as amended. The intent of this Plan is to provide in-service distributions of deferrals made hereunder and restricting payments after a Separation to only incidental payments.

(e) Effectiveness. This Plan was first effective January 1, 2013, and this restatement is effective from and after January 1, 2016.

1.2 Definitions.

“Account Balance” means, for any given date, a Participant’s Deferred Compensation, plus or minus the hypothetical investment performance thereon.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bonus” that portion of Gross Cash Compensation that is paid during a Plan Year that is based on services performed during the Performance Year.

“Business” means the chief officer and/or operating committee of any Participating Subsidiary.

“Change in Control” means the Company’s sale of (a) at least 75% of the equity or (b) all or substantially all of the assets of a Participating Subsidiary to a person or entity (or a collection of Persons or entities acting as a group) that is not the Company, an Employer or an Affiliate of either. Notwithstanding the foregoing, a Change in Control will be deemed to have occurred only if such transaction meets the requirements of a “change in control” (as described in Treasury Regulation § 1.409A-3(i)(5)) with respect to the Participating Subsidiary.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and includes the regulations and guidance in effect thereunder.

“Committee” means the WAP Committee (or successor committee), and any person, entity or office to whom the Committee properly delegates any authority related to this Plan. The members of the Committee, if any, serve at the pleasure of the Company, which has the power to appoint and remove members at any time.

“Company” means Royal Bank of Canada, a Schedule I bank under the Bank Act (Canada) with its corporate headquarters in Toronto, Ontario, Canada, and any successor or assign.

“CRMOC” means the Compensation Risk Management Operating Committee (or successor committee). The members of the CRMOC, if any, serve at the pleasure of the Company, which has the power to appoint or remove members at any time.

“Deferred Compensation” means the sum of a Participant’s Voluntary Deferrals and Mandatory Deferrals, if any.

“Disability” means the Participant’s injury or illness that both (a) qualifies him or her for benefits under a long-term disability plan covering eligible employees of the Participant’s Employer and (b) causes the Participant to be absent from his or her employment with his or her Employer for a continuous period of not less than 12 months. To be considered to have a Disability, the Participant must also have terminated employment from the Employers and their Affiliates.

“Employee” means an individual classified as a common law employee by, and on the payroll of, an Employer.

“Employers” means the Company and Participating Subsidiaries.

“FICA” means the Federal Insurance Contribution Act.

“Fiscal Year” means the Company’s accounting year, which begins each November 1 and ends each October 31.

“Fund Addition Date” means such times as interest or dividends are paid or other distributions are made in connection with a Mutual Fund or GAM Fund.

“GAM Funds” means the Company US Global Asset Management Funds as identified below.

Fund	Asset Class
RBC Small Cap Core Fund Class I (Ticker: RCSIX)	US Equity
RBC MID CAP VALUE FUND CI I (Ticker: RBMVX)	US Equity
RBC EMERGING MKTS EQUITY FUND CI I (Ticker: REEIX)	Global/EM Equity
ACCESS CAPITAL COMMUNITY INVEST FUND CI I (Ticker: ACCSX)	US Fixed Income
RBC SHORT DURATION FIXED INCOME FUND CI I (Ticker: RSDIX)	US Fixed Income
RBC BLUEBAY EMERGING MRKT CORP BOND FUND CI I (Ticker: RBECX)	Global /EM Credit
RBC BLUEBAY GLOBAL HIGH YIELD BOND FUND CI I (Ticker: RGHYX)	Global /EM Credit
RBC BLUEBAY ABSOLUTE RETURN FUND CI I (Ticker: RBARX)	Global /EM Credit

“GAM Fund Price” means, unless otherwise determined by the Committee, the daily reported closing price of an interest in, or units of, the GAM Funds.

“Gross Cash Compensation” has the meaning ascribed to “Recognized Compensation” under the Qualified Plan on the first day of each Plan Year to which an election to defer compensation relates. Gross Cash Compensation is Recognized Compensation that is earned by an Employee for services rendered during a Plan Year, whether or not paid in such Plan Year, and includes any amounts an Employee contributes to the Qualified Plan or an employer-sponsored cafeteria plan from his or her total compensation. Notwithstanding anything to the contrary, if “Recognized Compensation” includes any distributions from deferred compensation plans, Gross Cash Compensation shall include such amounts only to the extent that any further deferral of such amounts into this Plan does not cause the imposition of an additional tax under Code Section 409A.

“Latest Payment Date” means the July 1 of the fifth calendar year following the year in which the Voluntary Deferrals were contributed to this Plan. For example, for Voluntary Deferrals contributions made in 2013, the latest Payment Date is July 1, 2019.

“Mandatory Deferrals” means that portion of an Employee’s Gross Cash Compensation that must be deferred to the Plan, as determined pursuant to the formula set forth in the Institutional Middle Market compensation plan. For purposes of Code Section 409A, Mandatory Deferrals are not “voluntary deferrals” and can be subject to a “substantial risk of forfeiture” as that term is used in Code Section 409A.

“Measurement Year” means the period beginning each October 1 and ending each September 30.

“Mutual Funds” means any of the mutual funds that have been selected by the Committee, as supplemented, replaced or eliminated from time-to-time at the discretion of the Committee.

“Mutual Fund Price” means, unless otherwise determined by the Committee, the daily reported closing price of an interest in, or units of, the Mutual Funds.

“NYSE” means the New York Stock Exchange.

“Participant” means an individual who has an Account Balance.

“Participating Subsidiary” means a corporation, now or in the future, affiliated with the Company that adopts, or has adopted, the Plan. No corporation may become a Participating Subsidiary without prior consent of the Company. Such participation is subject to such limitations as the Company may impose and will cease upon a Change in Control of such Participating Subsidiary.

“Payment Date” means a July 1 on or before the Latest Payment Date, as elected by the Employee on his or her election Form, as described in Section 2.2.

“Performance Year” means the 12-month service period beginning each April 1 and ending on the following March 31.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

“Plan” means the Royal Bank of Canada Employee Deferred Advantage Plan, as set forth in this document and as amended from time to time.

“Plan Interest Rate” means an interest rate determined from time to time by the Committee.

“Plan Obligor” means the party that is responsible for satisfaction of amounts payable to Participants.

“Plan Year” means, with respect to a particular year, the 12-month period beginning January 1 and ending December 31 of such year.

“Qualified Plan” means the RBC-U.S.A. Retirement and Savings Plan, as amended from time to time.

“Separation” means the separation of employment from the Employers or any Affiliate of an Employer, as the case may be, of a Participant, other than due to such Participant’s death or Disability. Notwithstanding the foregoing, transfers of employment among the Employers and their Affiliates will not be a “Separation” for purposes of this Plan, and any separation from employment will not be a “Separation” unless it also constitutes a “separation from service” under Code Section 409A.

“Total Cash Compensation” means those items of an Employee’s compensation that are coded as “BenSal” in his or her Employer’s payroll system. Such items include, for example, base salary, commissions, cash bonuses, and amounts distributed under cash-based nonqualified deferred compensation plans.

“Vesting Date” means the date that Mandatory Deferrals vest, as set forth in Section 4.1.

“Vice President of Compensation” means the Company’s Vice President of Compensation (or his or her successor), and any person, entity or office to whom the Vice President of Compensation properly delegates any authority related to this Plan.

“Voluntary Deferrals” means the portion or percentage of an Employee’s eligible Gross Cash Compensation that the Employee elects to defer to the Plan in accordance with Section 2.2.

1.3 Rules of Interpretation. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” mean and refer to this entire Plan and not to any particular paragraph or section of this Plan unless the context clearly indicates to the contrary. The titles given to the various sections of this Plan are inserted for convenience of reference only and are not part of this Plan and they will not be considered in determining the purpose, meaning or intent of any provision hereof. Any reference in this Plan to a statute or regulation will be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

SECTION 2

DEFERRALS AND DEEMED INVESTMENTS

2.1 Eligibility.

(a) Eligible Employees. Employees eligible to participate in the Plan are key employees of an Employer whose compensation or production exceeds a level deemed appropriate by the Company and who are invited to become Participants by the Company or the Business. For 2016, and for successive Plan Years unless revised by the Company, the following individuals shall be Eligible Employees:

(i) Employees classified as “Financial Advisors” (excluding those Financial Advisors who are also classified as “Institutional Middle Market”) by their Employer and whose production levels for the preceding Fiscal Year are at least $400,000, but do not qualify for President or Chairman Council.

(ii) Employees classified as “Branch Directors” by their Employer and whose production levels for the preceding Fiscal Year are at least $400,000, but do not qualify for President or Chairman Council.

(iii) Employees (including newly hired employees) classified as “PCG Complex Directors” or as “PCG Regional Directors” or as “Institutional Middle Market Sales – Financial Advisors.”

(iv) Employees whose employment class is not listed in item (i), (ii) or (iii) above and who, for the preceding Measurement Year, had Total Cash Compensation of at least $350,000, but less than $1 Million.

(v) Employees hired during a Plan Year whose performance at their prior employer during the 12 months prior to their employment date with an Employer would have qualified them for participation under item (i) or (ii) above had such Employees performed such services for an Employer.

(vi) Employees hired during a Plan Year whose employment class is not listed in item (i) or (ii) above and who is guaranteed to earn at least $350,000, but less than $1 Million, in salary and bonus during the Measurement Year that contains their hire date.

(b) Ineligible Employees.

(i) Notwithstanding anything in the Plan to the contrary, employees of a “nonqualified entity,” as that term is described under Code Section 457A are ineligible to participate in the Plan, even if they satisfy any of the eligibility criteria described in Section 2.1(a):

(ii) No Deferred Compensation or other benefits are available under the Plan for services rendered by an Employee:

(1) who is excluded pursuant to Section 2.1(b)(i);

(2) who is a resident of Canada for purposes of the Income Tax Act (Canada) throughout the period during which the services were rendered; or

(3) in Canada, or in connection with a business carried on by an Employer in Canada, or a combination thereof.

2.2 Election to Voluntarily Defer Compensation. Eligible Employees may enroll in the Plan by electing to make Voluntary Deferrals for the next succeeding Plan Year.

(a) Compensation Eligible for Deferral. Eligible Employees may defer all a portion of their Gross Cash Compensation to the Plan pursuant to this Section and subject to any rules and limits as determined by the Company and/or Business:

(i) Irrevocable elections for Voluntary Deferrals on Gross Cash Compensation, excluding any Bonus, earned during a Plan Year must be made no later than December 31 of the year immediately preceding the Plan Year in which such compensation will be earned.

(ii) Irrevocable elections for Voluntary Deferrals on Gross Cash Compensation related to a Bonus payable in the Plan Year must be made no later than the day immediately before the Performance Year subject to the election.

(iii) Notwithstanding items (i) and (ii) above, an Employee who first becomes eligible to participate in the Plan during a Plan Year has 30 days from the date of such initial eligibility to submit an election to defer compensation described in items (i) or (ii) above, as applicable, for services performed during such Plan Year or Performance Year, respectively, after the date of such initial election.

(b) Effectiveness of Elections. For a given Plan Year, a written or online election to defer compensation is irrevocable after it is accepted by the Company. An election by an Employee who is first eligible to participate in the Plan during a given year becomes effective beginning the first day of the month following the date such election form is submitted and accepted by the Company.

(c) Limits on Elections. The Business and Company have the discretion to limit the amount of Voluntary Deferrals or the amount of Gross Cash Compensation that may be taken into account for making Voluntary Deferral contributions. The Company, which may accept input from the Business, will from time to time establish the maximum percentage of a Participant’s Gross Cash Compensation and/or Bonus that he or she may elect to defer under the Plan.

(d) Payroll Deduction. Voluntary Deferrals will be deferred by payroll reduction during each payroll period for which a valid election is in place.

2.3 Investments.

(a) Annual Deferrals. On each Plan Year’s election, a Participant (or Employee for the first election) may choose the form of the hypothetical investment of his or her Deferred Compensation by electing to credit such deferrals for any Plan Year to one or more of the hypothetical investments established by the Committee. If a Participant fails to elect how deferrals are deemed to be invested, such Deferred Compensation will be deemed to be invested at the Plan Interest Rate.

(b) Investment Fund Exchanges. Subject to such rules as the Company, from time to time and in its sole and absolute discretion, may impose a Participant may elect to have all or a portion of his or her Account Balance transferred to any other type of hypothetical investment. Participants may initiate an investment fund exchange by submitting a request in writing to the Company in such form as the Company determines. Requests made during any month to exchange all or any portion of an Account Balance for another hypothetical investment will be honored at the time/times determined by the Company.

2.4 Participant Accounts. Accounts for Participants will be established for bookkeeping purposes only and will not be considered as, or as evidence of the creation of, a trust fund or a transfer or other segregation of assets for the benefit of the Participants or their estates. Such accounts will be established and credited with the appropriate amounts as provided for in the Plan as of the end of each business day.

SECTION 3

INFORMATION CONCERNING INVESTMENT ALTERNATIVES

3.1 Company Common Shares.

(a) Company Common Shares. For any Plan Year, in connection with a Participant’s election to have a portion of his or her Deferred Compensation credited toward Company common shares, the applicable Participant’s account will be deemed to have been allocated the number of Company common shares, including fractional shares, resulting from dividing such portion of the Participant’s Deferred Compensation allocated to the investment in Company common shares by the closing price per Company common share on the NYSE as reported on the day of crediting.

(b) Dividends on Company Common Shares. At such times as the Company declares dividends on its common shares, an amount equal to the number of Company common shares credited to a Participant’s account on the record date multiplied by the declared dividend per share in U.S. dollars (such dividend to be calculated without taking into account any and all Canadian withholding taxes to which such dividend might be subject, if actually paid) will be credited, on the payment date, to such Participant’s account in cash (if dividends are paid in cash) or in Company common shares (if dividends are declared in common shares), or in such other property determined by the Company

(c) Additional Purchases of Company Common Shares. All amounts credited to a Participant’s account as a result of cash dividends will be used on a daily basis (or on such other date as determined by the Committee in its sole discretion) to purchase hypothetical Company common shares. The number of additional Company common shares credited to each Participant’s account after the end of each day due to the hypothetical purchases described in this paragraph will be equal to the number of Company common shares, including fractional shares, derived by dividing the total amount of cash credited to the Participant’s account as described in this Section 3.1 by the closing price per Company common share on the NYSE as reported on the date of the hypothetical purchase of the Company common shares credited to such Participant’s account under this Section 3.1.

3.2 Plan Interest Rate. Participants may elect to have all or a portion of their Deferred Compensation invested at the Plan Interest Rate.

3.3 Mutual Funds and GAM Funds.

(a) Mutual Funds and GAM Funds. A Participant may elect to have all or a portion of their Deferred Compensation deemed invested in one or more Mutual Funds and/or GAM Funds. Such Participant’s account will be allocated the number of units (including fractional units) of a Mutual Fund and/or GAM Fund equal to the portion of his or her Account Balance allocated to investments in Mutual Funds and/or GAM Funds divided by the Mutual Fund Price and/or GAM Fund Price, as applicable.

(e) Interest or Dividends on Mutual Funds and/or GAM Funds. On each Fund Addition Date, a determination will be made as to the number of units (including fractional units) of the Mutual Fund and/or GAM Fund that will be credited to a Participant’s account as of the Fund Addition Date. On the Fund Addition Date, an amount equal to the number of units of the Mutual Fund and/or GAM Fund credited to a Participant’s account multiplied by the amount of the interest or dividend per unit of the Mutual Fund and/or GAM Fund will be credited to such Participant’s account, or other fund determined by the Committee. Interest payments or other distributions will be deemed reinvested in additional units of the Mutual Fund and/or GAM Fund at prevailing market prices on the Fund Addition Date.

3.4 Valuation. Except for changes resulting from Plan investment fund exchanges described in Section 2.3(b), the notional value of a Participant’s accounts will be updated daily (through the applicable valuation date described in Section 5.2) to reflect any increases or decreases in the value of the Participant’s hypothetical investment.

The account of a Participant with a hypothetical investment in Mutual Funds and/or GAM Funds will be debited by an amount representing a quarterly fee. The amount of the quarterly fee will be determined by multiplying the value of the Participant’s hypothetical investment in such funds, as described above, by a decimal determined by the Company, which for 2016 is [0.000625]. The Company will from time to time review this calculation and may change the decimal factor used in this calculation.

SECTION 4

VESTING

4.1 Vesting Date. Voluntary Deferrals (and the related investment returns) are fully vested at all times. Mandatory Deferrals (and the related investment returns) in a Participant’s account will vest on the “Vesting Date,” which is the earliest of the following:

(a) The first day of the third Plan Year following the Plan Year in which such the Mandatory Deferrals were made to the Plan;

(b) the date of the Participant’s death while employed with an Employer or an Affiliate of an Employer;

(c) the date the Participant satisfies the definition of Disability, including 12-month period of continuous Disability requirement;

(d) the date the Participant who is classified by an Employer as Institutional Middle Market and whose age and years of employment (as determined using the service rules set forth in the Qualified Plan) with the Employers when combined equals at least 60 at Separation and who has entered into a non-competition, non-solicitation and related agreement of at least one year at the request of the Participant’s employer in the form then approved by the Company and/or Business.

(e) the date the Participant is terminated due to restructuring, as determined by the Company; and

(f) the date described in Section 4.2.

4.2 Change in Control. In the event of a Change in Control of a Participating Subsidiary, each Participant who is employed by such Participating Subsidiary immediately prior to the date on which the Change in Control is consummated and who, due to the Change in Control (as determined by the Company), is no longer employed by an Employer immediately after the Change in Control will become vested in his or her Mandatory Deferrals (and related investment returns) as follows:

(a) Minimum Vesting. Each affected Participant’s Mandatory Deferrals will be vested pro rata, based on the period of time that has elapsed from the effective date of the contribution to the date of the Change in Control relative to the total vesting period related to such contribution. Before a Change in Control event, the Company will establish a reasonable method for calculating the pro rata portion of each affected Participant’s Account Balance.

(b) Discretionary Vesting. The Board has the discretionary authority to vest any amount held in an affected Participant’s account that remains unvested after the application of paragraph (a) above. In making its determination, the Board may consider the terms of the transaction governing the Change in Control, the financial impact on the Employers, and any other factors it deems relevant to its determination.

4.3 Forfeitures. Except as otherwise specifically set forth herein, all Mandatory Deferrals and related deemed investment returns that are not vested on the Participant’s Separation date will be deemed forfeited, and such Participant’s account will be appropriately reduced.

SECTION 5

DISTRIBUTIONS

5.1 Payment Date. Upon electing to make Voluntary Deferrals to the Plan for a Plan Year, a Participant must select a Payment Date on his election for such deferrals. Such Payment Date will govern the date the related Voluntary Deferrals will be distributed to the Participant and must be no later than Latest Payment Date. If the Participate fails to name a Payment Date, the default payment date will the Latest Payment Date. The Payment Date is subject to this SECTION 5 and any other terms and conditions the Company may impose. Notwithstanding anything to the contrary, the Company may require a Participant to elect a date that is earlier than the Latest Payment Date in order to prevent payments under this Plan to be made after such Participant’s Separation.

5.2 Distribution Dates. Distributions of a Participant’s Account Balance will be made upon the first to occur of the following dates:

(a) The Payment Date. Distributions of a Participant’s Voluntary Deferrals and related investment returns will be made in a single payment on the Payment Date or within 90 days following the Payment Date. The Voluntary Deferrals to be distributed will be valued as of the Payment Date (or, if the Payment Date is not a business day, the next following business day).

(b) The Vesting Date. Distributions of a Participant’s Mandatory Deferrals and related investment returns will be made in a single payment on the July 1 (or within 90 days following the July 1) immediately following the Vesting Date. The Mandatory Deferrals to be distributed will be valued as of the July 1 following the Vesting Date (or, if such date is not a business day, the next following business day).

(c) Death Distributions. If the Participant dies while employed by the Employers or their Affiliates, distribution of his or her Account Balance will be made in a single payment to such Participant’s beneficiaries within 90 days after the Participant’s death. The value of the vested Account Balance will be determined as of the date the Participant died (or the date of his or her last Voluntary Deferral or Mandatory Deferral, if later). Notwithstanding the foregoing, if any Deferred Compensation contributions are made on behalf of the Participant after his or her death, such contributions will be made no later than on the first business day of the Plan Year following the year of the Participant’s death. Such contributions and any dividends allocated to the Participant pursuant to Section 3.1(b) will be (i) fully vested when made, (ii) distributed in a single payment to the appropriate beneficiaries as soon as feasible after the final contribution is made on behalf of the Participant (but no later than March 15 following the Plan Year in which the Participant died), (iii) valued as of the date the final contribution (and dividend allocation date for deemed dividends) is made on behalf of the Participant, and (iv) deemed separate distributions for purposes of Code Section 409A

(d) Disability. Distributions due to Disability will be made in a single payment to the Participant promptly after, but in no event after the 90th day following, the date the Participant satisfies the definition of Disability. The Participant’s account will be valued as of the date the Participant satisfies the definition of Disability. If such date is not a business day, the account will be valued as of the next following business day.

(e) Separation. If the Participant has a Separation before his or her Payment Date, a full distribution of his or her Voluntary Deferrals and related investment returns will be made in a single sum promptly after, but in no event after the 90th day following, the July 1 of the Plan Year that begins following the year of Separation. The Participant’s account will be valued as of the July 1 on or preceding the distribution date. If such July 1 is not a business day, the account will be valued as of the next following business day.

(f) Change In Control. If, as a result of a Change in Control, a Participant’s employer that is a Participating Subsidiary ceases to be a Participating Subsidiary under the Plan, each Participant who is employed by such Participating Subsidiary immediately prior to the date on which the Change in Control is consummated and who, due to the Change in Control (at the determination of the Company), is no longer employed by a Participating Subsidiary immediately after the Change in Control will receive his or her vested Account Balance on the date on or promptly after, but in no event after the 90th day following, the date the Change in Control is consummated. The Participant’s account will be valued as of the date of the Change in Control.

5.3 Form of Distributions. A Participant’s Account Balance will be distributed in cash, less the amount of cash needed to satisfy withholding requirements with respect to all applicable federal, state and local taxes.

5.4 Designation of Beneficiary. Each Participant has the right to designate in writing or on-line, in form satisfactory to the Company, one or more beneficiaries to receive the unpaid vested balance of the Participant’s account in the event of such Participant’s death, and may change or revoke any prior beneficiary designation by a similar instrument in writing. Any beneficiary designation must be received by the Company before the Participant’s death. Any beneficiary designation of a Participant’s spouse will automatically be made void in the event of a divorce. If a Participant fails to designate a beneficiary or, having revoked a prior beneficiary designation, fails to designate a new beneficiary, or in the event the Participant’s beneficiary designation fails, in whole or in part, by reason of the prior death of a designated beneficiary, divorce or for any other cause, then the undistributed vested balance of the Participant’s account, or the portion thereof as to which such designation fails, as the case may be, will be paid to the Participant’s spouse, or if none, the Participant’s estate.

5.5 Disclaimers by Beneficiaries. A beneficiary entitled to a distribution of all or a portion of a deceased Participant’s accounts may disclaim his or her interest therein subject to the following requirements. To be eligible to disclaim, a beneficiary must be a natural person, must not have received a distribution of all or any portion of such accounts at the time such disclaimer is executed and delivered, and must have attained at least 21 years of age as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the beneficiary before a notary public. A disclaimer will state that the beneficiary’s entire interest in the undistributed accounts is disclaimed or will specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Company after the date of the Participant’s death but not later than 180 days after the date the Company has actual knowledge of the Participant’s death. A disclaimer will be irrevocable when delivered to the Company. A disclaimer will be considered to be delivered to the Company only when actually received by the Company. The Company will be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the beneficiary will be considered not to have survived the Participant as to the interest disclaimed and any distribution made to the beneficiary will be reversed. A disclaimer by a beneficiary will not be considered to be a transfer of an interest in violation of the provisions of SECTION 6 and will not be considered to be an assignment or alienation of benefits in violation of any law prohibiting the assignment or alienation of benefits under this Plan. The Company will not recognize any other form of attempted disclaimer.

5.6 Federal Income Tax.

(a) Tax Consequences of Participating in the Plan. The Plan provides that the election to defer any portion of a Participant’s compensation, and the establishment of a fixed date for payment, is made prior to the performance of the personal services for an Employer to which the compensation relates. Accordingly, the Company believes that Participants are not expected to recognize the deferred amounts as ordinary income for federal income tax purposes until such amounts are actually paid or distributed to them by the Company; provided, that such amounts may still be subject to FICA taxes when deferred to the Plan or become vested under the Plan. Similarly, the Company is not expected to be allowed any income tax deduction on account of the Plan until, and for its taxable year in which, a Participant recognizes ordinary income hereunder, to the extent such amount satisfies the general rules concerning deductibility of compensation. As described above and in Section 5.7 below, it is expected that the Company will be required to withhold or otherwise collect income and other payroll taxes upon such amounts as required under Code Section 3402 and certain other Code sections.

(b) Payment Acceleration for Employment Taxes. Notwithstanding any provision of the Plan to the contrary, to the extent the Company cannot withhold FICA taxes from the Participant’s regular payroll checks to cover the FICA taxes owed by a Participant on Mandatory Contributions as they vest, the Company will accelerate distributions under the Plan as necessary to pay such FICA tax. In no event may the amount of the acceleration exceed the aggregate of the FICA taxes owed by such Participant that cannot be withheld from the Participant’s regular payroll.

(c) Compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with Code Section 409A, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provisions cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Code Section 409A, and the Plan shall be interpreted and construed accordingly in order to comply with Code Section 409A, the regulations and other binding guidance promulgated thereunder. Accordingly, if a Participant is a specified employee for purposes of Code Section 409A and a payment subject to Code Section 409A to the Participant is due upon separation from service, such payment shall be delayed for a period of six (6) months after the date the Participant separates from service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Code Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or the Board of Directors of the Company (or any member thereof), or the Company (or its employees, officers, directors, or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.

(d) Participants Should Consult Their Tax Advisors. Due to the complexity of the applicable provisions of the Code, this summary of certain federal income tax consequences sets forth only the general tax principles affecting the Plan. These general tax principles are subject to changes that may be brought about by subsequent legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Neither the Company nor any Participating Subsidiary has obtained, and as a result of various provisions the Plan is not eligible for, a ruling from the Internal Revenue Service regarding the federal income tax consequences associated with participation in the Plan. Participants may be subject to state or local income taxes as a result of their election to defer compensation pursuant to the Plan, and Participants should refer to the applicable laws in those jurisdictions. Accordingly, each Plan Participant should consult his or her own tax counsel on questions regarding tax liabilities arising upon any election to defer compensation pursuant to the Plan and any distributions made to such Participant pursuant to the Plan.

5.7 Tax Withholding. All distribution payments will be treated as wages for tax purposes and therefore will be made net of all applicable income, FICA (to the extent not already withheld at the time of deferral or at vesting), payroll and other taxes required to be withheld. In connection with any event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or any of its Affiliates relating to amounts under the Plan (including, without limitation, FICA tax), (a) a Participant’s employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant, whether or not pursuant to the Plan, or (b) the Company will be entitled to require that the Participant remit cash to the Company, his or her employer or any of its Affiliates (through payroll deductions or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligations.

SECTION 6

SPENDTHRIFT PROVISIONS

Neither any Participant nor the personal representative of any Participant has any transferable interest in the Participant’s account or any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt of payments in accordance with the rules described in SECTION 5, nor will the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by creditors (including current or former spouses) of the Participant or the personal representative of the Participant.

SECTION 7

ADMINISTRATION

7.1 The Company. The Plan will be administered by the Company. The Company has the full power and sole discretionary authority to make all determinations provided for in the Plan, including, without limitation, promulgating rules and regulations as the Company considers necessary or appropriate for the implementation and management of the Plan as well as rules to address potential conflicts of interest and to restricted post-employment payments; provided that the Board of Directors of the Company also has the full power and discretionary authority to make determinations with respect to all provisions of the Plan. The decision or action of the Company, or its appropriate representative, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. To further these administrative provisions, to the extent that the Company has rights or obligations under this Plan such rights or obligations may be performed by any person, entity or office, including employees with compensation and benefits responsibilities or employees of a Participating Subsidiary, in each case who are authorized by an officer of the Company with respect to this Plan. More information about Plan administration may be obtained by calling US HRSC at 1 (866) 477-3783.

7.2 Claims Procedure. If any Participant or his or her estate is in disagreement with any determination that has been made for payment under this Plan, a claim may be presented to the Vice President of Compensation in accordance with procedures set forth in this SECTION 7.

(a) The claim must be written and must be delivered to the Vice President of Compensation within 90 days of the date on which the Participant or beneficiary knows or should have known of his or her claim for benefits. Within 90 days after the claim is delivered, the claimant will receive either a decision by the Vice President of Compensation, a request for more information, or notification that additional time is necessary. The Vice President of Compensation will generally deliver a determination within 180 days of the initial claim, which decision shall be final and binding on the Participant.

(b) No action at law or in equity may be brought to recover benefits or otherwise enforce the provisions of the Plan unless the Participant or beneficiary has exhausted all remedies under this SECTION 7. Any action brought after exhaustion of such remedies must be brought within 90 days after the Participant or beneficiary has received final notice of a claim determination under SECTION 7.2(a).

SECTION 8

OTHER ADMINISTRATIVE MATTERS

8.1 Reporting. As soon as administratively feasible after each calendar quarter end, the Company will prepare and make available to each Participant a report showing (a) the amounts credited to the Participant’s account since the last report from the Company, and (b) the amounts of any distributions made since the last report. At its discretion, the Company may prepare and make available more frequent reports to Participants.

8.2 Plan Obligor; Status as Unsecured General Creditors.

(a) The Company will be the Plan Obligor with respect to distributions from all accounts.

(b) All Participants are general unsecured creditors of the Plan Obligor with respect to amounts payable pursuant to distributions from the accounts.

As such, Participants and their estates will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets, of the Employers. The Plan does not require that any hypothetical investments under this Plan be funded by the Company. If a Plan Obligor, in its discretion, elects to set aside monies or other assets to meet its obligations under the Plan (there being no obligation to do so) through the creation of a trust or otherwise, such monies or other assets will be subject to the claims of its general creditors, and neither any Participant nor any beneficiary of any Participant will have a legal, beneficial or security interest therein.

8.3 Disclaimer of Employment and Bonus Rights. The Plan is not a contract for employment and does not grant any employee the right to be retained in the employment of the Employers or to obtain any compensation. Upon dismissal or severance of employment, no Participant will have any right or interest under the Plan, other than as specifically provided herein.

8.4 Administrative Expenses of the Plan. Participants will be responsible for all administrative expenses incurred with respect to this Plan and for all administrative expenses and other fees of this Plan (to the extent such expenses are not paid by the Company), including the costs of outsourced record-keeping (which expenses will be deducted proportionately among Participants’ accounts).

8.5 Voting Rights. Participants’ accounts under the Plan are bookkeeping accounts and, accordingly, Participants will not have any voting rights with respect to any common shares or any units or other interests in Mutual Funds and/or GAM Funds deemed allocated to any Participant’s account.

8.6 Governing Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that state to the extent not preempted by federal law and will be construed and enforced in accordance with the laws of the State of Minnesota.

SECTION 9

AMENDMENT OR TERMINATION

9.1 Amendments to and Termination of Plan. The Plan may be amended from time to time or terminated at any time by the Company. Amendments may include, without limitation, (a) ensuring that neither the Plan Obligors nor the Participants are subject to adverse Canadian or United States tax consequences, (b) modifying the form of distribution of Participants’ accounts and (c) such other amendments as deemed necessary or desirable; provided, however, that no such amendment or termination will have the effect of (i) reducing the vested portion of amounts already credited to a Participant’s account; (ii) extending the time of distribution of such Participant’s accounts, without the consent of such Participant and only in a manner permitted by Code Section 409A; or (iii) causing a violation of Code Section 409A. In the event of a termination of the Plan, all accounts will be deemed vested and amounts credited thereto will be distributed to Participants in accordance with the distribution guidelines under Code Section 409A.

9.2 Merger. The Company may cause all or part of this Plan to be merged with all or a part of any other nonqualified deferred compensation plan maintained by any company. If the Company agrees to such a merger, the Company will specify in writing the terms and conditions of such merger and may obtain such consents and agreements as it deems necessary or desirable.

9.3 Applicability to Successors. This Plan will be binding upon and inure to the benefit of the Company and to the extent that the Company is a Plan Obligor under the Plan for any accounts, the Participating Subsidiaries, their successors and assigns, each Participant, his or her personal representatives and any beneficiaries. If the Company becomes a party to any merger, consolidation or reorganization, this Plan will remain in full force and effect as any obligation of the Company or its successors in interest.

Amended and Restated

ROYAL BANK OF CANADA

U.S. WEALTH ACCUMULATION PLAN

ROYAL BANK OF CANADA

U.S. BONUS DEFERRED ADVANTAGE PLAN

ROYAL BANK OF CANADA

U.S. EMPLOYEE DEFERRED ADVANTAGE PLAN

PLAN INVESTMENT SUMMARY

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

The date of this document is October 26, 2015.

AMENDED AND RESTATED ROYAL BANK OF CANADA U.S. WEALTH ACCUMULATION PLAN, ROYAL BANK OF CANADA U.S. BONUS DEFERRED ADVANTAGE PLAN, AND ROYAL BANK OF CANADA U.S. EMPLOYEE DEFERRED ADVANTAGE PLAN

Information Concerning Investment Alternatives

As described in the Amended and Restated Royal Bank of Canada U.S. Wealth Accumulation Plan and Prospectus, Royal Bank of Canada U.S. Bonus Deferred Advantage Plan and Prospectus, and Royal Bank of Canada U.S. Employee Deferred Advantage Plan and Prospectus Plan participants will be entitled to determine how their Deferred Amounts under the Plans will be credited into accounts deemed invested in RBC’s Common Shares, Interest, or Mutual Funds.

RBC Stock Information: The annual return on RBC’s Common Shares for each of the fiscal years in the five-year period ended September 30, 2015, is set forth below:

12-Month Period Ended September 30	Annual Return on RBC Common Shares (1)
2015	-19.58%
2014	15.54%
2013	8.29%
2012	31.04%
2011	-9.00%

(1)	Assumes quarterly reinvestment of all dividends. Percentages are based on New York Stock Exchange closing prices as of September 30, 2015.

Annualized returns on RBC’s Common Shares as compared with annualized returns on the Toronto Stock Exchange S&P/TSX Composite Index and the Standard & Poor’s 500 Index for the one- and five-year periods ended September 30, 2015, are set forth below:

	Annualized Return on RBC Common Shares(1)	Annualized Return on S&P/TSX Composite Index (2)	Annualized Return on S&P 500 Index
1 Year	-19.58%	-8.38%	-0.61%
5 Year	5.23%	4.46%	13.34%

(1)	Return numbers are based on the performance of RBC Common Shares on the New York Stock Exchange plus dividend reinvestment.
(2)	Data provided by Bloomberg. Information assumes reinvestment of all dividends.

The past performance of RBC’s Common Shares is not a guarantee of future results. As with nearly any type of investment, a Plan participant’s deemed investment in RBC’s Common Shares could generate little or no return or result in a loss of capital.

RBC Interest Account Plan Rate Information: A Plan participant’s deemed investments in the Plan Interest Rate account earn a rate of return that approximates RBC’s long term borrowing cost, as determined from time to time by the Committee. For 2015, the Plan Interest Rate will be the 3 month London Interbank Offered Rate (“LIBOR”). The pro forma annual return on the RBC Interest Account (assuming quarterly compounding of interest) for each of the years in the five-year period ended September 30, 2015, is set forth below:

12-Month Period Ended September 30	Annual Return on Interest Account
2015	0.26%
2014	0.24%
2013	0.31%
2012	0.47%
2011	0.29%

Pro forma annualized returns on the Interest Account (assuming quarterly compounding of interest) for the one-, five-, and ten-year periods ended September 30, 2015, are set forth below:

12-Month Period Ended September 30	Annual Return on Interest Account
1 Year	0.26%
5 Year	0.31%
10 Year	1.76%

Mutual Fund Information: A Plan participant can elect to have all or a portion of his/her Deferred Amount deemed invested in any of the following mutual funds, which have been selected by the Committee. The Committee, at its discretion, may add, eliminate or replace mutual fund options from time to time. The mutual funds currently available and the current asset class/investment style they represent are listed below. Annualized returns on the mutual fund options, as compared to annualized returns on the Standard & Poor’s 500 Index, the Russell 2000 Growth Index, and the MSCI EAFE Index for the period ended September 30, 2015, are set forth below:

Asset Class/Investment Style	Fund	Ticker	1 Year	5 Years	10 Years

Short-term Bond	RBC Short Duration Fixed Income Fund Class I1	RSDIX	1.33%	N/A	N/A

Intermediate Government	Access Capital Community Investment Fund Class I1	ACCSX	2.95%	2.75%	4.07%

Intermediate Term Bond	Metropolitan West Total Return Bond Fund Class Institutional	MWTIX	4.95%	7.26%	6.77%

Inflation-Protected Bond	Vanguard Inflation-Protected Securities Fund Inst’l Shares	VIPIX	1.54%	4.45%	4.52%

Nontraditional Bond	RBC BlueBay Absolute Return Fund Class I1	RBARX	-2.54%	N/A	N/A

High Yield Bond	RBC BlueBay Global High Yield Bond Fund Class I1	RGHYX	0.27%	N/A	N/A

Emerging Markets Bond	RBC BlueBay Emerging Market Corporate Bond Fund Class I1	RBECX	-3.46%	N/A	N/A

Moderate Allocation/Large Blend	American Funds American Balanced Fund Class R-6	RLBGX	13.66%	12.88%	7.45%

S&P 500 Index Fund	Fidelity® U.S. Equity Index Commingled Pool Class 1	N/A	19.70%	15.66%	8.07%

Large Cap Value	Invesco Comstock Fund Class R-6	ICSFX	18.72%	15.56%	7.79%
	Vanguard Windsor II Fund Admiral Shares	VWNAX	17.67%	14.77%	7.96%

Large Cap Blend	American Funds Fundamental Investors Fund Class R-6	RFNGX	16.70%	14.48%	9.50%
	Vanguard Institutional Index Fund Inst’l Shares	VINIX	19.69%	15.67%	8.11%

Large Cap Growth	Jensen Quality Growth Fund Class I	JENIX	13.68%	13.64%	7.53%
	T. Rowe Price Growth Stock Trust	N/A	16.98%	17.00%	N/A

Mid Cap Value	Virtus Mid-Cap Value Fund Class I	PIMVX	14.58%	15.95%	8.89%
	RBC Mid-Cap Value Fund Class I1	RBMVX	0.91%	13.92%	N/A
Mid Cap Growth	RBC SMID Cap Growth Fund Class I	TMCIX	4.16%	16.68%	8.32%
	T. Rowe Price Mid-Cap Equity Growth Fund	PMEGX	12.86%	17.19%	11.65%
Small Cap Value	American Beacon Small Cap Value Fund Class Inst’l	AVFIX	7.11%	15.10%	8.54%
Small Cap Growth	RBC Small Cap Core Fund Class I1	RCSIX	-3.22%	11.83%	7.41%
Foreign Large Blend	American Funds EuroPacific Growth Fund Class R-6	RERGX	6.98%	7.13%	8.47%
	Artisan International Value Fund Investor Shares	ARTKX	6.50%	12.64%	10.79%
World Allocation/Large Blend	BlackRock Global Allocation Fund Institutional Shares	MALOX	7.90%	7.40%	8.26%
Diversified Emerging Markets	RBC Emerging Markets Equity Fund Class I1	REEIX	-8.86%	N/A	N/A
Equity Precious Metals/Mid Growth	Fidelity® Select Gold Portfolio	FSAGX	-10.96%	-11.81%	2.18%
	Annualized Return on S&P 500 Index	N/A	19.73%	15.70%	8.11%
	Annualized Return on Russell 2000® Index	N/A	3.93%	14.29%	8.19%
	Annualized Return on MSCI EAFE N Index	N/A	4.70%	7.04%	6.80%
[1]

The RBC Funds are advised by RBC Global Asset Management (U.S.) Inc., a wholly owned subsidiary of Royal Bank of Canada and will be effective as of January 4, 2016. None of the other mutual funds are affiliated with RBC or any of its affiliates.

Mutual Fund Information - Fund Descriptions: The following descriptions of the mutual funds are derived from and are qualified in their entirety by the full text of the prospectus for each fund, copies of which are available upon request by calling the RBC USA Retirement Helpline at 866-697-1002 or online at www.netbenefits.com. Although RBC and the Participating Subsidiary are providing certain information with respect to each fund below, neither RBC nor the Participating Subsidiary express any opinion as to the accuracy and completeness of such information, and RBC and the Participating Subsidiary expressly disclaim any liability for any inaccuracies or misrepresentations with respect to each fund contained herein. Plan participants are urged to review carefully the prospectuses for the mutual funds and to make any inquiries they feel necessary prior to making their decisions about deemed investments in these mutual funds.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies
RBC Short Duration Fixed Income Fund Class I (RSDIX)	Short-term bond mutual fund	Seeks to achieve a high level of current income consistent with preservation of capital.

The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its assets in fixed income securities. The fixed income securities in which the Fund may invest include, but are not limited to, bonds, convertible securities, municipal securities, mortgage-related and asset-backed securities, and obligations of U.S. and foreign governments and their agencies. The Fund may invest in securities with fixed, floating or variable rates of interest. The Fund may invest up to 25% of its net assets in securities that are non-investment grade (high yield/junk bond).

The Fund typically seeks to maintain a duration of three years or less. Duration is a measure of price sensitivity of a debt security or a portfolio of debt securities relative to changes in interest rates. The longer a security’s duration, the more sensitive it will be to changes in interest rates. The Fund may invest in securities of both U.S. and foreign issuers. The Fund will normally invest in a portfolio of fixed income securities denominated in U.S. Dollars but may invest in securities denominated in currencies of other countries.

In addition, the Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices. In particular, the Fund may use interest rate futures to manage portfolio risk. The Fund’s exposure to derivatives will vary. For purposes of meeting its 80% investment policy, the Fund may include derivatives that have characteristics similar to the Fund’s direct investments.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

The Advisor uses a bottom-up, fundamental process combined with topdown risk management tools designed to meet the objectives of high level of current income consistent with preservation of capital over the long term.

The Advisor will also make active allocation decisions by focusing on sector targets, yield curve exposure and duration of the Fund’s portfolio.

Access Capital Community Investment Fund Class I (ACCSX)	Intermediate government mutual fund	Seeks to invest in geographically specific debt securities located in portions of the United States designated by Fund shareholders.

The Fund seeks to achieve its investment objective by investing primarily in high quality debt securities and other debt instruments supporting affordable housing and community development and servicing low- and moderate-income (“LMI”) individuals and communities in areas of the United States designated by Fund shareholders. Within those parameters, the Fund seeks a competitive return consisting of current income and capital appreciation. The Fund defines instruments supporting the “affordable housing industry” to include mortgage-backed securities, small business loans, municipal securities, and other instruments supporting affordable housing and community development, and serving LMI individuals and communities. These investments may involve private placement transactions and may include variable rate instruments. The Fund is non-diversified and, therefore, compared to a diversified investment company, the Fund may invest a greater percentage of its assets in securities of a particular issuer. The Fund may borrow money from banks and enter into reverse repurchase agreements to obtain additional funds to make investments.

Community Investments. At the time of their share purchase, investors meeting certain investment levels may elect to have their investment amount invested in particular areas of the United States as their preferred geographic focus or Designated Target Region. If, after six months, the Advisor is unable to make appropriate investments in a shareholder’s Designated Target Region, the shareholder will have the option to redefine its Designated Target Region. Each shareholder’s returns will be based on the investment performance of the Fund’s blended overall portfolio of investments and not just on the performance of the assets in the Designated Target Region(s) selected by that shareholder.

The Fund expects that substantially all or most of its investments will be considered eligible for regulatory credit under the Community Reinvestment Act of 1977 (“CRA”) and that shares of the Fund will be eligible for regulatory credit under the CRA. The Fund intends to invest solely in qualified investments in Designated Target Regions.

Investment Program. The Fund is designed for investors seeking a competitive return on high quality debt securities that support affordable housing and/or underlying community development activities in distinct parts of the United States. Not all of the investors in the Fund are subject to CRA requirements, but may be seeking to make investments in underserved communities or to fulfill other socially responsible related investment objectives. Investors that are not subject to the CRA requirements do not receive CRA credit for their investments.

Concentration in the Affordable Housing Industry. The Fund concentrates in the affordable housing industry, which means it will invest at least 25% of its total assets in the affordable housing industry. The Fund may, however, invest up to 100% of its total assets in the affordable housing industry. The Fund will invest a significant amount of its assets in securities issued by Government National Mortgage Association (“Ginnie Mae”) and government sponsored enterprises (“GSEs”), such as the Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal Housing Administration (“FHA”) project loans, and tax-exempt debt issued by state housing finance authorities (“HFAs”) to finance their work in affordable housing.

Credit Quality. The Fund will invest at least 75% of its total assets in securities (i) having a rating in the highest rating category assigned by a nationally recognized statistical rating organization; or (ii) if unrated, deemed by the Advisor to be of comparable quality to securities which are so rated; or (iii) issued or guaranteed

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

by the U.S. Government, government agencies, or GSEs (together, “First Tier Holdings”). The remainder of the Fund’s total assets will be invested in First Tier Holdings or in securities rated at least in the second highest category assigned by a nationally recognized statistical rating organization, or, if unrated, deemed by the Advisor to be of comparable quality.

Duration. From time to time, the Advisor may seek to maintain an overall average dollar-weighted portfolio duration for the Fund that is within certain percentage ranges (such as 25%) above or below a selected benchmark index. The duration of a bond is a measure of the approximate price sensitivity to changes in interest rates and is expressed in years. The longer the duration of the bond, the more sensitive the bond’s price is to changes in interest rates. The Advisor may use interest rate futures contracts, options on futures contracts and swaps to manage the Fund’s target duration.

Metropolitan West Total Return Bond Fund Class Institutional (MWTIX)	Intermediate-term bond mutual fund	Seeks to maximize long-term total return

The Fund pursues its objective by investing, under normal circumstances, at least 80% of its net assets in investment grade fixed income securities or unrated securities that are determined by the Adviser to be of similar quality. Up to 20% of the Fund’s net assets may be invested in securities rated below investment grade. The Fund also invests at least 80% of its net assets plus borrowings for investment purposes in fixed income securities it regards as bonds. Under normal conditions, the portfolio duration is two to eight years and the dollar-weighted average maturity ranges from two to fifteen years. The Fund invests in the U.S. and abroad, including emerging markets, and may purchase securities of varying maturities issued by domestic and foreign corporations and governments. The Adviser will focus the Fund’s portfolio holdings in areas of the bond market (based on quality, sector, coupon or maturity) that the Adviser believes to be relatively undervalued.

Investments include various types of bonds and other securities, typically corporate bonds, notes, collateralized bond obligations, collateralized debt obligations, mortgage-related and asset-backed securities, bank loans, money-market securities, swaps, futures, municipal securities, options, credit default swaps, private placements and restricted securities. These investments may have interest rates that are fixed, variable or floating.

Derivatives will be used in an effort to hedge investments, for risk management, or to increase income or gains for the Fund. The Fund may also seek to obtain market exposure to the securities in which it invests by entering into a series of purchase and sale contracts or by using other investment techniques.

Vanguard Inflation- Protected Securities Fund Institutional Shares (VIPIX)	Inflation-protected bond mutual fund	Provide inflation protection and income consistent with investment in inflation-indexed securities

The Fund invests at least 80% of its assets in inflation-indexed bonds issued by the U.S. government, its agencies and instrumentalities, and corporations. The Fund may invest in bonds of any maturity; however, its dollar-weighted average maturity is expected to be in the range of 7 to 20 years. At a minimum, all bonds purchased by the Fund will be rated investment-grade or, if unrated, will be considered by the advisor to be investment-grade.

RBC BlueBay Absolute Return Fund Class I (RBARX)	Nontraditional bond mutual fund	Seeks to achieve a positive total return.

The Fund seeks to achieve its investment objective by investing primarily in a portfolio of fixed income securities and/or investments that provide exposure to fixed income securities that are investment grade (medium and high quality), and are considered by the Fund to have the potential to achieve a positive total return. Total return is defined as income plus capital appreciation.

Investment grade securities are securities rated Baa3 or BBB- or above by Moody’s or S&P, respectively, a similar rating from a recognized agency, or unrated securities deemed comparable by the Fund. The Fund may invest up to 25% of its assets in non-investment grade securities (high yield/junk bond), provided that such securities are not rated below B3 or B- by Moody’s or S&P, respectively.

The Fund has an absolute return strategy which means that it is not managed relative to an index. The Fund seeks to achieve a positive total return by investing in a portfolio of long and short fixed income securities and derivatives. The Fund may also invest substantially in cash and cash equivalents in accordance with its objective to achieve a positive total return.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

In seeking to achieve its objective, the Fund will invest in foreign securities and sovereign debt securities of entities and governments. There is no limit on the number of countries in which the Fund may invest, and the Fund may invest in a number of different countries at any time.

The Fund’s portfolio of fixed income securities will be denominated in both the U.S. Dollar and currencies of other developed countries. Currencies of developed countries include, but are not limited to: U.S. Dollar, Canadian Dollar, Euro, GB Pound and Japanese Yen.

The Fund may invest in derivative instruments such as futures contracts, interest rate swaps, credit default swaps and currency forwards, subject to applicable law and any other restrictions described in the Fund’s Prospectus or Statement of Additional Information. Derivatives are instruments that have a value based on another instrument, interest rate, exchange rate or index, and may be used as substitutes for securities in which the Fund can invest. The Fund may use futures contracts, swaps and forwards as tools in the management of portfolio assets. The Fund may use such derivatives, through the creation of either long or short positions, to hedge various investments, to reduce directional market risk, to obtain economic leverage, for investment purposes, for risk management and/or to increase income or gain to the Fund.

The Fund is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

RBC BlueBay Global High Yield Bond Fund Class I (RGHYX)	High yield bond mutual fund	Seeks to achieve a high level of total return consisting of income and capital appreciation.

The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its assets in global fixed income securities and/or investments that, at the time of purchase, provide exposure to fixed income securities that are non-investment grade (high yield /junk bond), and are considered by the Fund to have the potential to provide a high level of total return. The Fund will normally invest in high yield debt instruments of companies domiciled in at least three countries (one of which may be the United States). Up to 20% of the Fund’s total assets may be invested in other securities, including investment grade securities.

Non-investment grade securities are securities rated Ba1 or BB+ or below by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”), respectively, a similar rating from a recognized agency, or unrated securities deemed comparable by the Fund. The Fund will normally invest at least 50% of the Fund’s assets in security holdings issued by U.S.-domiciled entities. The Fund may also invest (i) up to 10% of its total assets in security holdings issued by entities domiciled in Latin America (Mexico, Central America, South America and the islands of the Caribbean, including Puerto Rico) and (ii) up to 10% of its total assets in security holdings issued by entities domiciled in Asia (the Asian continent and the surrounding Pacific islands including Australia and New Zealand). These limits also include security holdings issued by entities which are not domiciled in such regions but carry out their business activities predominantly within these regions, as determined by the Sub-Advisor.

The Fund will invest, either directly or indirectly (e.g. via derivatives such as credit linked notes, interest rate swaps, total return swaps and credit default swaps), primarily in fixed income securities that are non-investment grade. Derivatives, which are instruments that have a value based on another instrument, interest rate, exchange rate or index, may be used as substitutes for securities in which the Fund can invest. The Fund may use futures contracts, options, swaps and forwards as tools in the management of portfolio assets. The Fund may use such derivatives through either the creation of long and short positions to hedge various investments, for investment purposes, for risk management and/or to increase income or gain to the Fund.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

RBC BlueBay Emerging Market Corporate Bond Fund Class I (RBECX)	Emerging markets bond mutual fund	Seeks to achieve a high level of total return consisting of income and capital appreciation.

The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its assets in fixed income securities and/or investments that provide exposure to fixed income securities of corporate issuers tied to emerging countries.

A security is economically tied to an emerging market country if it is issued by a foreign government (or any political subdivision, agency, authority or instrumentality of such government) or corporation and the security is principally traded on the emerging country’s securities markets, or the issuer principally operates in the emerging country, derives a significant percentage of its income from its operation within the emerging country, or has a significant percentage of its assets in the emerging country. The Fund may consider classifications by the World Bank, the International Finance Corporation or the United Nations (and its agencies) in determining whether a country is emerging or developed. Currently, emerging countries include, but are not limited to, countries in Asia (excluding Japan), Africa, Eastern Europe, the Middle East, and Latin America.

The Fund will normally invest, either directly or indirectly (e.g. via derivatives such as credit linked notes, interest rate swaps, total return swaps and credit default swaps), primarily in fixed income securities of any rating (i.e. including investment grade and below investment grade (junk bonds)), unrated debt securities and distressed debt securities issued by emerging market corporate issuers, denominated in the U.S. Dollar and currencies of other developed countries. The Fund may invest in securities of any market capitalization and may from time to time invest a significant amount of its assets in fixed income securities issued by smaller companies.

Derivatives, which are instruments that have a value based on another instrument, interest rate, exchange rate or index, may be used as substitutes for securities in which the Fund can invest. The Fund may use futures contracts, options, swaps and forwards as tools in the management of portfolio assets. The Fund may use such derivatives through either the creation of long and short positions to hedge various investments, for investment purposes, for risk management and/or to increase income or gain to the Fund.

The Fund’s investments may include securities traded in local emerging markets. Currencies of developed countries include: U.S. Dollar, Canadian Dollar, Euro, GB Pound and Japanese Yen. Local currencies can be defined as the currency of the issuer based in emerging countries worldwide (e.g. Brazil bonds issued in Brazilian Real).

American Funds American Balanced Fund Class R-6 (RLBGX)	Moderate allocation/Large blend mutual fund	(1) conservation of capital; (2) current income and; (3) long-term growth of capital and income

The fund uses a balanced approach to invest in a broad range of securities, including common stocks and investment-grade bonds (rated Baa3 or better or BBB- or better by Nationally Recognized Statistical Rating Organizations designated by the fund’s investment adviser or unrated but determined to be of equivalent quality). The fund also invests in securities issued and guaranteed by the U.S. government and by federal agencies and instrumentalities. In addition, the fund may invest a portion of its assets in common stocks, most of which have a history of paying dividends, bonds and other securities of issuers domiciled outside the United States.

Normally the fund will maintain at least 50% of the value of its assets in common stocks and at least 25% of the value of its assets in debt securities, including money market securities. Although the fund focuses on investments in medium to larger capitalization companies, the fund’s investments are not limited to a particular capitalization size.

The investment adviser uses a system of multiple portfolio counselors in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual counselors who decide how their respective segments will be invested.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued securities that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental analysis, which may include meeting with company executives and employees, suppliers, customers and competitors. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

Fidelity® U.S. Equity Index Commingled Pool (N/A)	Commingled pool of the Fidelity Group Trust for Employee Benefit Plans (not a mutual fund). Managed by Fidelity Management Trust Company (FMTC).	The Pool seeks to provide investment results that correspond to the total return performance of common stock publicly traded in the United States.

Normally, at least 90% of the assets will be invested in common stocks included in the S&P 500 Index, which broadly represents the performance of common stocks publicly traded in the United States. The Pool may also invest in futures, index options, and exchange traded funds. Unit price and return will vary.

Invesco Comstock Fund Class R-6 (ICSFX)	Large cap value mutual fund	Total return through growth of capital and current income

The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in common stocks, and in derivatives and other instruments that have economic characteristics similar to such securities.

The Fund may invest in securities of issuers of any market capitalization; however, a substantial number of the issuers in which the Fund invests are large-capitalization issuers.

The Fund may invest up to 10% of its net assets in real estate investment trusts (REITs).

The Fund may invest up to 25% of its net assets in securities of foreign issuers, which may include securities of issuers located in emerging markets countries, i.e., those that are in the initial stages of their industrial cycles, and depositary receipts.

The Fund can invest in derivative instruments including forward foreign currency contracts and futures contracts.

The Fund can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

The Fund can use futures contracts, including index futures, to seek exposure to certain asset classes and to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

In selecting securities for investment, Invesco Advisers, Inc. (Invesco or the Adviser), the Fund’s investment adviser, focuses primarily on a security’s potential for capital growth and income. The Adviser emphasizes a value style of investing, seeking well-established, undervalued companies that have identifiable factors that might lead to improved valuations.

The Adviser will consider selling a security if it meets one or more of the following criteria: (1) the target price of the investment has been realized and the Adviser no longer considers the company undervalued, (2) a better value opportunity is identified, or (3) research shows that the company is experiencing deteriorating fundamentals beyond the Adviser’s tolerable level and the trend is likely to be a long-term issue.

Vanguard Windsor II Fund Admiral Shares (VWNAX)	Large cap value mutual fund	Seeks to provide long-term capital appreciation and income

The Fund invests mainly in large- and mid-capitalization companies whose stocks are considered by an advisor to be undervalued. Undervalued stocks are generally those that are out of favor with investors and that the advisor feels are trading at prices that are below average in relation to measures such as earnings and book value. These stocks often have above-average dividend yields. The Fund uses multiple investment advisors.

American Funds Fundamental Investors Fund Class R-6 (RFNGX)	Large cap blend mutual fund	To achieve long-term growth of capital and income

The fund seeks to invest primarily in common stocks of companies that appear to offer superior opportunities for capital growth and most of which have a history of paying dividends. In addition, the fund may invest significantly in securities of issuers domiciled outside the United States.

The investment adviser uses a system of multiple portfolio managers in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual managers who decide how their respective segments will be invested.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental analysis, which may include meeting with company executives and employees, suppliers, customers and competitors. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

Vanguard Institutional Index Fund Institutional Shares (VINIX)	Large cap blend mutual fund	Track the performance of a benchmark index that measures the investment return of large-capitalization stocks

The Fund employs an indexing investment approach designed to track the performance of the Standard & Poor‘s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The Fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

Jensen Quality Growth Fund Class I Shares (JENIX)	Large cap growth mutual fund	Seeks long-term capital appreciation

To achieve its objective, the Fund invests in equity securities of approximately 25 to 30 companies that satisfy the investment criteria described below. Equity securities in which the Fund invests as a principal strategy consist primarily of common stocks of U.S. companies. Generally, each company in which the Fund invests must, as determined by the Fund’s investment adviser, Jensen Investment Management, Inc. (the “Adviser”):

•      Have consistently achieved a high return on equity over the prior ten years;

•      Be in excellent financial condition; and

•      Be capable of sustaining outstanding business performance.

These companies are selected from a universe of companies that have produced long-term records of consistently high returns on shareholder equity. In order to qualify for this universe, each company must have a market capitalization of $1 billion or more, and a return on equity of 15% or greater in each of the last 10 years as determined by the Adviser. The Adviser determines on an annual basis the companies that qualify for inclusion in the Fund’s investable universe.

The Fund may purchase securities when they are priced below their intrinsic values as determined by the Adviser. The Fund may sell all or part of its position in a company when the Adviser has determined that another qualifying security has a greater opportunity to achieve the Fund’s objective. In addition, the Fund generally sells its position in a company when the company no longer meets one or more of the Fund’s investment criteria. In the event that the company no longer satisfies the investment criteria and the failure is due to an extraordinary situation that the Adviser believes will not have a material adverse impact on the company’s operating performance, the Fund may continue to hold and invest in the company.

The Adviser expects to include in the Fund’s investment portfolio at any time securities of approximately 25 to 30 primarily domestic companies. The Fund must always own the securities of a minimum of 15 different companies in its portfolio. The Fund strives to be fully invested at all times in publicly traded common stocks and other eligible equity securities issued by companies that meet the investment criteria described in this Prospectus.

The Fund is non-diversified, which means that a relatively high percentage of its assets may be invested in a limited number of issuers of securities.

T. Rowe Price Growth Stock Trust (N/A)	Large cap Growth	Seeks long-term growth of capital and, secondarily, increasing dividend income by investing primarily in common stocks of well-established growth companies	The trust focuses on companies having one or more of the following characteristics: Superior growth in earnings and cash flow. Ability to sustain earnings momentum even during economic slowdowns. Occupation of a lucrative niche in the economy and stability to expand even during times of slow economic growth.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

Virtus Contrarian Fund Class I (PIMVX)	Mid cap value mutual fund	Long-term growth of capital

Using a contrarian investment approach, the subadviser searches for successful business segments buried in distressed or restructuring companies. The subadviser targets established companies that, based on independent research, are believed to offer promising future growth prospects. Extensive valuation and security analysis provides the basis for construction of a concentrated portfolio designed to have low turnover.

The fund typically invests in the securities of medium to large capitalization companies, but it is not limited to investing in the securities of companies of any particular size.

RBC Mid Cap Value Fund Class I (RBMVX)	Mid cap value mutual fund	Seeks long-term capital appreciation

The Fund normally invests at least 80% of its assets in common stocks of mid-sized companies that are considered to be undervalued in relation to earnings, dividends and/or assets. Mid-sized companies are defined by the Fund as companies that fall within the market capitalization range of the Russell Midcap® Value Index at the time of purchase. As of May 31, 2014, the market capitalization range for the Russell Midcap® Value Index was approximately $2.2 billion to $27.1 billion. The Advisor uses a disciplined, bottom-up approach to select stocks for the Fund’s portfolio with a focus on fundamental research and qualitative analysis. This analysis considers factors such as attractive and sustainable business fundamentals, financial strength, management strength and low valuation. The Fund normally invests for the long-term, but may sell a security at any time the Advisor considers the security to be overvalued or otherwise unfavorable. The Fund expects to invest primarily in securities of U.S.-based companies, but may also invest in securities of non-U.S. companies.

RBC SMID Cap Growth Fund Class I (TMCIX)	Mid cap growth mutual fund	Seeks long-term capital appreciation

The Fund normally invests at least 80% of its assets in common stocks of small-and mid-capitalization growth companies within the market capitalization range of the Russell 2500™ Growth Index at the time of investment. As of May 31, 2014, the market capitalization range for the Russell 2500™ Growth Index was approximately $169 million to $9.4 billion. The Advisor uses a bottom-up investment approach employing fundamental analysis to identify individual companies for inclusion in the Fund’s portfolio. In analyzing companies for investment, the Advisor looks for, among other things, companies that it believes have:

•  Positive future revenue and earnings growth prospects

•  Consistent financial results

•  High returns on equity and profit margins relative to industry peers

•  A strong balance sheet

•  Attractive valuation metrics

In addition, the Advisor prefers companies that it believes possess the following qualitative characteristics:

•  Superior company management

•  A unique market niche and broad market opportunities

•  Solid accounting methodology

The Fund’s portfolio will normally consist of approximately 70 to 90 companies.

T. Rowe Price Mid Cap Equity Growth Fund (PMEGX)	Mid cap growth mutual fund	Seeks to provide long-term capital appreciation by investing in mid-cap stocks with potential for above-average earnings growth	The fund will normally invest at least 80% of its net assets (including any borrowings for investment purposes) in a diversified portfolio of common stocks of mid-cap companies whose earnings T. Rowe Price expects to grow at a faster rate than the average company. The fund defines mid-cap companies as those whose market capitalization (number of shares outstanding multiplied by share price) falls within the range of either the S&P MidCap 400 Index or the Russell Midcap Growth Index. As of December 31, 2014, the market capitalization ranges for the S&P MidCap 400 Index and the Russell Midcap Growth Index were approximately $842.8 million to $13.9 billion, and $275.2 million to $32.3 billion, respectively. The market capitalization of the companies in the fund’s portfolio and

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

the S&P and Russell indices changes over time; the fund will not automatically sell or cease to purchase stock of a company it holds just because the company’s market capitalization grows or falls outside these ranges.

As “growth” investors, T. Rowe Price believes that when a company’s earnings grow faster than both inflation and the overall economy, the market will eventually reward it with a higher stock price.

In selecting investments, we generally favor companies with one or more of the following:

•      proven products or services;

•      a record of above-average earnings growth;

•      demonstrated potential to sustain earnings growth;

•      connection to an industry experiencing increasing demand; or

•      stock prices that appear to undervalue their growth prospects.

In pursuing its investment objective, the fund has the discretion to deviate from its normal investment criteria. These situations might arise when the fund’s management believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management.

While most assets will typically be invested in U.S. common stocks, the fund may invest in foreign stocks in keeping with the fund’s objectives.

The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

American Beacon Small Cap Value Fund Class Institutional (AVFIX)	Small cap value mutual fund	Long-term capital appreciation and current income

Under normal circumstances, at least 80% of the Fund’s net assets (plus the amount of any borrowings for investment purposes) are invested in equity securities of small market capitalization companies. These companies have market capitalizations of $5 billion or less at the time of investment. The Fund’s investments may include common stocks, preferred stocks, securities convertible into common stocks, real estate investment trusts (“REITs”), American Depositary Receipts (“ADRs”) and U.S. dollar-denominated foreign stocks traded on U.S. exchanges (collectively, “stocks”). The Manager allocates the assets of the Fund among different sub-advisors.

The Manager believes that this strategy may help the Fund outperform other investment styles over the longer term while reducing volatility and downside risk. The sub-advisors select stocks that, in their opinion, have most or all of the following characteristics (relative to the Russell 2000® Index):

•      above-average earnings growth potential,

•      below-average price to earnings ratio,

•      below-average price to book value ratio

•      below-average price to revenue ratios, and

•      above average free cash flow yields and return on capital.

Each of the sub-advisors determines the earnings growth prospects of companies based upon a combination of internal and external research using fundamental analysis and considering changing economic trends. The process is research driven and takes into consideration items such as a company’s tangible assets, sustainability of its cash flows, capital intensity and financial leverage.

One of the sub-advisors manages two allocations of the Fund’s assets, one pursuant to the fundamental research strategy discussed above and the other pursuant to a quantitative application of its fundamental research process (“Quantitative Strategy”). The sub-advisor implements the Quantitative Strategy by using a quantitative multi-factor model that identifies the factors present in the sub-advisor’s fundamental research portfolio, which may include, for example, below-average price-to-revenue ratios, price-to-earnings ratios and price-to-book ratios and above-average free cash flow yields and return on capital. The model applies these factors and factor weightings to the Russell 2000 Index universe of companies and makes recommendations for adjustments to the portfolio on a daily basis.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

For each sub-advisor, the decision to sell a stock is typically based on the belief that the company is no longer considered undervalued or shows deteriorating fundamentals, or that better investment opportunities exist in other stocks.

The Fund may invest cash balances in other investment companies and may purchase and sell futures contracts to gain market exposure on cash balances or reduce market exposure in anticipation of liquidity needs.

The Fund may lend its securities to broker-dealers and other institutions to earn additional income.

RBC Small Cap Core Fund Class I (RCSIX)	Small cap growth mutual fund	Seeks long-term growth of capital.

The Fund normally invests at least 80% of its assets in common stocks of small companies. The Fund currently considers “small companies” to be those within the market capitalization range of the Russell 2000® Index at the time of initial purchase by the Fund. As of May 31, 2014, the market capitalization range of the Russell 2000® Index was $169 million to $4 billion.

The Fund seeks to provide long-term growth of capital while taking a low risk approach to small company investing. The Fund selects stocks of companies that are selling at prices the Advisor believes are attractive in relation to the companies’ fundamental financial characteristics and business prospects. The Advisor uses a bottom-up approach to select stocks for the Fund’s portfolio with a focus on companies’ competitive positions, strong balance sheets, and profit margin improvement potential. The Advisor believes that portfolios of smaller companies with low valuations, long-term attractive business fundamentals, and near-term profitability improvement potential should produce strong absolute and risk-adjusted returns over time.

American Funds EuroPacific Growth Fund Class R-6 (RERGX)	Foreign large blend mutual fund	Provide long-term growth of capital

Normally the fund will invest at least 80% of its net assets in securities of issuers in Europe and the Pacific Basin. A country will be considered part of Europe if it is part of the MSCI European indexes, and part of the Pacific Basin if any of its borders touches the Pacific Ocean. In determining the domicile of an issuer, the fund’s investment adviser will consider the domicile determination of a leading provider of global indexes, such as Morgan Stanley Capital International, and may also take into account such factors as where the company’s securities are listed and where the company is legally organized, maintains principal corporate offices, conducts its principal operations and/or generates revenues. The fund may invest a portion of its assets in common stocks and other securities of companies in emerging markets.

The investment adviser uses a system of multiple portfolio managers in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual managers who decide how their respective segments will be invested.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental analysis, which may include meeting with company executives and employees, suppliers, customers and competitors. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

Artisan International Value Fund Investor Shares (ARTKX)	Foreign large blend mutual fund	Seeks maximum long-term capital growth

Artisan employs a fundamental investment process to construct a diversified portfolio of securities of undervalued non-U.S. companies of all sizes. Artisan seeks to invest in what Artisan considers to be high quality, undervalued companies with strong balance sheets and shareholder-oriented management teams.\ Artisan’s investment process focuses on four key characteristics:

•      Undervaluation. Determining the intrinsic value of a business is the heart of Artisan’s research process. Artisan believes that intrinsic value represents the amount that a buyer would pay to own a company’s future cash flows. Artisan seeks to invest at a significant discount to its estimate of the intrinsic value of a business.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

•      Business Quality. Artisan seeks to invest in companies with histories of generating strong free cash flow, improving returns on capital and strong competitive positions in their industries.

•      Financial Strength. Artisan believes that investing in companies with strong balance sheets helps to reduce the potential for capital risk and provides company management the ability to build value when attractive opportunities are available.

•      Shareholder-Oriented Management. Artisan’s research process attempts to identify management teams with a history of building value for shareholders.

Companies that make it through this analytical process are ranked at the time the position is initiated according to the degree of the discount of the current market price of the stock to Artisan’s estimate of the company’s intrinsic value. Artisan manages the portfolio by generally taking larger positions in companies where the discount is greatest and smaller positions in companies with narrower discounts (subject to adjustments for investment-related concerns, including, diversification, risk management and liquidity).

The focus of the investment process is on individual companies, not on selection of countries or regions. Under normal market conditions, the Fund invests no less than 80% of its total assets (excluding cash and cash equivalents), measured at market value at the time of purchase, in common stocks and other securities of non-U.S. companies. The Fund invests primarily in developed markets but also may invest in emerging and less developed markets. The Fund may invest in companies of any size. The Fund may also invest to a limited extent in equity-linked securities that provide economic exposure to a security of one or more non- U.S. companies without a direct investment in the underlying securities (called “participation certificates” in this summary prospectus, but may be called different names by issuers). The Fund invests primarily in equity securities but, from time to time, Artisan may conclude that a security other than an equity security presents a more attractive risk/reward profile. So, the Fund may invest to a limited extent in debt securities (including lower-rated securities) and convertible debt securities of U.S. and non-U.S. issuers that meet the Fund’s investment criteria. The Fund may invest in debt securities of any maturity.

BlackRock Global Allocation Fund Institutional Shares (MALOX)	World allocation/large blend mutual fund	Provide high total investment return through a fully managed investment policy utilizing United States and foreign equity securities, debt and money market securities, the combination of which will be varied from time to time both with respect to types of securities and markets in response to changing market and economic trends

The Fund invests in a portfolio of equity, debt and money market securities. Generally, the Fund’s portfolio will include both equity and debt securities. Equity securities include common stock, preferred stock, securities convertible into common stock, rights and warrants or securities or other instruments whose price is linked to the value of common stock. At any given time, however, the Fund may emphasize either debt securities or equity securities. In selecting equity investments, the Fund mainly seeks securities that Fund management believes are undervalued. The Fund may buy debt securities of varying maturities, debt securities paying a fixed or fluctuating rate of interest, and debt securities of any kind, including, by way of example, securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, by foreign governments or international agencies or supranational entities, or by domestic or foreign private issuers, debt securities convertible into equity securities, inflation-indexed bonds, structured notes, credit-linked notes, loan assignments and loan participations. In addition, the Fund may invest up to 35% of its total assets in “junk bonds,” corporate loans and distressed securities. The Fund may also invest in Real Estate Investment Trusts (“REITs”) and securities related to real assets (like real estate- or precious metals-related securities) such as stock, bonds or convertible bonds issued by REITs or companies that mine precious metals.

When choosing investments, Fund management considers various factors, including opportunities for equity or debt investments to increase in value, expected dividends and interest rates. The Fund generally seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. The Fund has no geographic limits on where it may invest. This flexibility allows Fund management to look for investments in markets around the world, including emerging markets, that it believes will provide the best asset allocation to meet the Fund’s objective. The Fund may invest in the securities of companies of any market capitalization.

Generally, the Fund may invest in the securities of corporate and governmental issuers located anywhere in the world. The Fund may emphasize foreign

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

securities when Fund management expects these investments to outperform U.S. securities. When choosing investment markets, Fund management considers various factors, including economic and political conditions, potential for economic growth and possible changes in currency exchange rates. In addition to investing in foreign securities, the Fund actively manages its exposure to foreign currencies through the use of forward currency contracts and other currency derivatives. The Fund may own foreign cash equivalents or foreign bank deposits as part of the Fund’s investment strategy. The Fund will also invest in non-U.S. currencies. The Fund may underweight or overweight a currency based on the Fund management team’s outlook.

The Fund’s composite Reference Benchmark has at all times since the Fund’s formation included a 40% weighting in non-US securities. The Reference Benchmark is an unmanaged weighted index comprised as follows: 36% of the S&P 500 Index; 24% FTSE World (ex US) Index; 24% BofA Merrill Lynch Current 5-year US Treasury Index; and 16% Citigroup Non-US Dollar World Government Bond Index. Throughout its history, the Fund has maintained a weighting in non- US securities, often exceeding the 40% Reference Benchmark weighting and rarely falling below this allocation. Under normal circumstances, the Fund will continue to allocate a substantial amount (approximately 40% or more — unless market conditions are not deemed favorable by BlackRock, in which case the Fund would invest at least 30%) — of its total assets in securities of (i) foreign government issuers, (ii) issuers organized or located outside the U.S., (iii) issuers which primarily trade in a market located outside the U.S., or (iv) issuers doing a substantial amount of business outside the U.S., which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the U.S. or have at least 50% of their sales or assets outside the U.S. The Fund will allocate its assets among various regions and countries including the United States (but in no less than three different countries). For temporary defensive purposes the Fund may deviate very substantially from the allocation described above.

The Fund may use derivatives, including options, futures, indexed securities, inverse securities, swaps and forward contracts both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities. The Fund may also gain exposure to commodity markets by investing up to 25% of its total assets in BlackRock Cayman Global Allocation Fund I, Ltd. (the “Subsidiary”), a wholly owned subsidiary of the Fund formed in the Cayman Islands, which invests primarily in commodity-related instruments. The Subsidiary may also hold cash and invest in other instruments, including fixed income securities, either as investments or to serve as margin or collateral for the Subsidiary’s derivative positions. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments.

RBC Emerging Markets Equity Fund Class I (REEIX)	Diversified emerging markets mutual fund	Seeks to provide long-term capital growth.

The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its assets in equity securities and/or investments that provide exposure to equity securities of issuers tied to emerging market countries that are considered by the Fund to have the potential to provide long-term capital growth.

A security is economically tied to an emerging market country if it is issued by a foreign government (or any political subdivision, agency, authority or instrumentality of such government) or corporation and the security is principally traded on the emerging market country’s securities markets, or the issuer principally operates in the emerging market country, derives a significant percentage of its income from its operation within the emerging market country, or has a significant percentage of its assets in the emerging market country. The Fund may consider classifications by the World Bank, the International Finance Corporation or the United Nations (and its agencies) in determining whether a country is emerging or developed. Currently, emerging market countries include, but are not limited to, countries in Asia (excluding Japan), Africa, Eastern Europe,the Middle East, and Latin America.

Mutual Fund Information - Fund Descriptions
Fund Name	Type of Fund	Goal	Principal Investment Strategies

The equity securities in which the Fund may invest include, but are not limited to, common stock, preferred stock, convertible securities, American Depositary Receipts, European Depositary Receipts, Global Depositary Receipts, participation notes, warrants and rights.

The Fund will normally invest in a portfolio of equity securities denominated in both the U.S. Dollar and currencies of other developed countries, and in currencies of the local emerging market countries. Currencies of developed countries include: U.S. Dollar, Canadian Dollar, Euro, GB Pound and Japanese Yen. Local currencies can be defined as the currency of the issuer based in emerging market countries worldwide (e.g. Brazil bonds issued in Brazilian Real).

Fidelity® Select Gold Portfolio (FSAGX)	Equity precious metals/large growth mutual fund	Seeks capital appreciation	Investing primarily in companies engaged in exploration, mining, processing, or dealing in gold, or to a lesser degree, in silver, platinum, diamonds, or other precious metals and minerals. Normally investing at least 80% of assets in securities of companies principally engaged in gold-related activities, and in gold bullion or coins. Potentially investing in other precious metals, instruments whose value is linked to the price of precious metals, and securities of companies that manufacture and distribute precious metal and mineral products (such as jewelry, watches, and metal foil and leaf) and companies that invest in other companies engaged in gold and other precious metal and mineral-related activities. Normally investing primarily in common stocks

MUTUAL FUND FEE INFORMATION

Fund	Ticker	Annual Operating Expenses After Fee Waivers	Management Fee

RBC Short Duration Fixed Income Fund Class I	RSDIX	0.35%	0.30%

Access Capital Community Investment Fund Class I	ACCSX	0.65%	0.50%

Metropolitan West Total Return Bond Fund Class Institutional	MWTIX	0.44%	0.35%

Vanguard Inflation-Protected Securities Fund Inst’l Shares	VIPIX	0.07%	0.05%

RBC BlueBay Absolute Return Fund Class I	RBARX	0.95%	0.75%

RBC BlueBay Global High Yield Bond Fund Class I	RGHYX	0.45%	0.70%

RBC BlueBay Emerging Market Corporate Bond Fund Class I	RBECX	0.575%	0.85%

American Funds American Balanced Fund Class R-6	RLBGX	0.29%	0.23%

Fidelity® U.S. Equity Index Commingled Pool Class 1	N/A	N/A	N/A

Invesco Comstock Fund Class R-6	ICSFX	0.40%	0.37%

Vanguard Windsor II Fund Admiral Shares	VWNAX	0.28%	0.26%

American Funds Fundamental Investors Fund Class R-6	RFNGX	0.31%	0.25%

Vanguard Institutional Index Fund Inst’l Shares	VINIX	0.04%	0.04%

Jensen Quality Growth Fund Class I	JENIX	0.63%	0.49%

T. Rowe Price Growth Stock Trust	N/A	N/A	N/A

Virtus Mid-Cap Value Fund Class I	PIMVX	1.13%	0.75%

RBC Mid-Cap Value Fund Class I	RBMVX	0.55%	0.70%

RBC SMID Cap Growth Fund Class I	TMCIX	0.85%	0.70%

T. Rowe Price Mid-Cap Equity Growth Fund	PMEGX	0.61%	0.60%

American Beacon Small Cap Value Fund Class Inst’l	AVFIX	0.81%	0.45%

RBC Small Cap Core Fund Class I	RCSIX	0.91%	0.85%

American Funds EuroPacific Growth Fund Class R-6	RERGX	0.49%	0.42%

Artisan International Value Fund Investor Shares	ARTKX	1.20%	0.93%

BlackRock Global Allocation Fund Institutional Shares	MALOX	0.87%	0.75%

RBC Emerging Markets Equity Fund Class I	REEIX	0.725%	0.95%

Fidelity® Select Gold Portfolio	FSAGX	0.90%	0.55%

Short Term Redemption Fees: The following funds have short term redemption fees for any exchanges out of the fund within the time period specified.

Fund	Short Term Fees	Time Period
Artisan International Value	2.00%	90 days
Fidelity® Select Gold Portfolio	0.75%	30 days

Documents Incorporated by Reference: Eligible employees are urged to obtain copies of, and to review, the documents incorporated by reference herein which described RBC’s business and financial performance. The following documents, which have been filed by RBC with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein, as of their respective dates:

a)	RBC’s Annual Report on Form 40-F for the fiscal year ended October 31, 2014, filed with the Commission on December 3, 2014;

b)

The description of RBC’s common shares contained under the heading “Description of Capital Structure” in Exhibit 1 to the Form 40-F (the Royal Bank of Canada Annual Information Form dated December 3, 2014), including any amendment or report filed for the purpose of updating such description.

All documents filed by RBC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

In addition to the Plan prospectus, RBC or the Participating Subsidiary will provide without charge to each person to whom a copy of this document has been delivered, on the written or oral request of such person, a copy of any or all of the following:

a)	the documents referred to above, excluding exhibits thereto, which have been or may be incorporated by reference herein,

b)	RBC’s annual report to shareholders for the last fiscal year, and

c)	any report, proxy statement or other communication distributed to RBC’s shareholders.

Requests for such copies should be directed to the Investor Relations Department, Royal Bank of Canada, by writing to 200 Bay Street, 4th Floor, North Tower Toronto, Ontario, Canada, M5J 2W7, by calling (416) 955-7802, or by visiting www.rbc.com/investorrelations.